EXECUTION VERSION

EXHIBIT A
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SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
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TABLE OF CONTENTS
Paragraph and Subject	Page
1.	Formation and Name A-3
2.	Principal Office A-3
3.	Business A-3
4.	Term, Dissolution and Fiscal Year A-4
Term A-4
Dissolution A-4
Fiscal Year A-4
5.	Net Worth of General Partner A-4
6.	Capital Contributions and Units of Partnership Interest A-4
7.	Allocation of Profits and Losses A-5
Capital Accounts A-5
Allocations A-5
Allocation of Profit and Loss for Federal Income Tax Purposes A-6
Definitions A-6
Expenses and Limitation Thereof A-7
Limited Liability of Limited Partners A-8
Return of Limited Partner’s Capital Contribution A-8
Distributions A-8
8.	Management of the Partnership A-8
9.	Audits and Reports to Limited Partners A-10
10.	Transfer and Redemption of Units A-11
Initial Limited Partner A-11
Transfer A-11
Redemption A-12
11.	Public Offering of Units of Limited Partnership Interest A-13
12.	Admission of Additional Partners A-13
13.	Special Power of Attorney A-13
14.	Withdrawal of a Partner A-13
15.	No Personal Liability for Return of Capital A-14
16.	Indemnification A-14
17.	Amendments; Meetings A-15
Amendments with Consent of the General Partner A-15
Meetings A-15
Amendments and Actions without Consent of the General Partner A-15
Continuation A-16
18.	Governing Law A-16
19.	Miscellaneous A-16
Priority among Limited Partners A-16
Notices A-16
Binding Effect A-16
Captions A-16

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SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This Second Amended and Restated Limited Partnership Agreement dated as of December 1, 2012 (this “Agreement”), by and among Ceres Managed Futures LLC (formerly Smith Barney Futures Management Inc.), 522 Fifth Avenue, 14th Floor, New York, NY 10036 (the “General Partner”), and those other parties who shall execute this Agreement, whether in counterpart or by attorney-in-fact, as limited partners (such other parties who are limited partners are hereinafter collectively referred to as the “Limited Partners.” The General Partner and Limited Partners may be collectively referred to herein as “Partners”). This Agreement amends and restates the Amended and Restated Limited Partnership dated as of June 15, 1998 (the “Amended and Restated Limited Partnership Agreement”), by and among an initial limited partner (the “Initial Limited Partner”), the General Partner and the other limited partners party thereto.

W I T N E S S E T H :

WHEREAS, on March 21, 1997, Westport Futures Fund L.P. (formerly Westport JWH Futures Fund L.P. and initially formed as Smith Barney Westport Futures Fund L.P.) (the “Partnership”) was formed for the purpose of trading in commodity interests, as described in Paragraph 3 hereof, pursuant to the Partnership’s Limited Partnership Agreement, dated as of March 21, 1997, (the “Initial Agreement” and together with the Amended and Restated Limited Partnership Agreement, the “Prior Agreement”); and

WHEREAS, this Agreement has been amended previously to reduce the notice period for assignments and transfers; and

WHEREAS, the General Partner has deemed it advisable to amend the Prior Agreement to (i) change the name of the Partnership, (ii) reflect that the Units of Limited Partnership Interest are no longer publicly offered, but are instead privately placed with Limited Partners, (iii) reduce the notice period for redemption requests, (iv) amend the Partnership’s termination date and (v) reflect certain other changes to the Partnership; and

WHEREAS, the General Partner, consistent with the requirements of Paragraph 17(a) of the Prior Agreement, has determined that such amendments are not adverse to and do not require the consent of the Limited Partners; and

WHEREAS, the General Partner, consistent with the requirements of Paragraph 17(a) of the Prior Agreement Agreement, has determined to make other conforming amendments to the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Prior Agreement in its entirety as follows:

1. Formation and Name.

The parties hereto formed a limited partnership under the New York Uniform Limited Partnership Act (the “Partnership Act”). The name of the limited partnership is Westport Futures Fund L.P. (formerly Westport JWH Futures Fund L.P. and initially formed as Smith Barney Westport Futures Fund L.P.) (the “Partnership”). The General Partner has executed and filed a Certificate of Limited Partnership in accordance with the provisions of the Partnership Act  and executed, filed, recorded and published, as appropriate, such amendments, restatements and other documents as are or become necessary or advisable, as determined by the General Partner.

2. Principal Office.

The principal office of the Partnership shall be 522 Fifth Avenue, 14th Floor, New York, NY 10036 or such other place as shall be designated by the General Partner.

3. Business.

(a) The Partnership business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of interests in commodities of all descriptions, including futures contracts, commodity options, forward contracts and any other rights or interests pertaining thereto including interests in commodity pools.

(b) The objective of the Partnership business is appreciation of its assets through speculative diversified trading. The Partnership shall not:

(1) engage in the pyramiding of its positions by using unrealized profit on existing positions as margin for the purchase or sale of additional positions in the same or related commodities;

(2) utilize borrowings except short-term borrowings if the Partnership takes delivery of cash commodities, provided that neither the deposit of margin with a commodity broker nor obtaining and drawing on a line of credit with respect to forward contracts shall constitute borrowing; or

(3)	permit the churning of its account.

4. Term, Dissolution and Fiscal Year.

(a) Term.  The term of the Partnership commenced on the date the Certificate of Limited Partnership was filed in the office of the Secretary of State of the State of New York, and shall end upon the first to occur of the following: (1) December 31, 2047; (2) receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Units of Limited Partnership Interest then outstanding, notice of which is sent by registered mail to the General Partner not less than 90 days prior to the effective date of such dissolution; (3) assignment by the General Partner of all of its interest in the Partnership, withdrawal, removal, bankruptcy, or any other event that causes the General Partner to cease to be a general partner under the Partnership Act (unless the Partnership is continued pursuant to Paragraph 17); (4) any event which shall make it unlawful for the existence of the Partnership to be continued; or (5) if Net Asset Value falls below $400 as of the end of any business day after trading.

(b) Dissolution.  Upon the dissolution of the Partnership, the assets of the Partnership shall be distributed to creditors, including any Partners who may be creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Partners; to Partners and former Partners in satisfaction of liabilities for distributions; and to Partners first for the return of their contributions and second respecting their partnership interests, in the proportions in which the Partners share in distributions. Following distribution of the assets of the Partnership, a Certificate of Cancellation for the Partnership shall be filed as required by the Partnership Act.

(c) Fiscal Year.  The fiscal year of the Partnership will commence on January 1 and end on December 31 each year (“fiscal year”). Each fiscal year of the Partnership is divided into four fiscal quarters commencing on the first day of January, April, July and October (“fiscal quarter”).

5. Net Worth of General Partner.

The General Partner agrees that, so long as it remains the General Partner of the Partnership, it will maintain a Net Worth (as defined below) equal to the greater of (a) 5% of the total contributions (including contributions by the General Partner) to all limited partnerships to which it is a general partner (including the Partnership) plus (prior to the termination of the Public Offering) 5% of the Units being offered for sale in the Partnership or (b) $50,000. In no event will the General Partner be required to maintain a net worth in excess of the greater of (i) $1,000,000 or (ii) the amount which the General Partner is advised by counsel as necessary or advisable to ensure that the Partnership is taxed as a partnership for federal income tax purposes.

For the purposes of this Paragraph 5, Net Worth shall be based upon current fair market value of the assets of the General Partner. The requirements of this Paragraph 5 may be modified if the General Partner obtains an opinion of counsel for the Partnership that a proposed modification will not adversely affect the classification of the Partnership as a partnership for federal income tax purposes and will not violate any state securities or blue sky laws to which the Partnership may be subject from time to time.

6. Capital Contributions and Units of Partnership Interest.

The General Partner shall contribute to the Partnership, immediately prior to the time the Partnership commences trading activities and as necessary thereafter, an amount which shall at least equal the greater of (a) 1% of capital contributions or (b) $25,000. The General Partner’s contribution shall be evidenced by “Units of General Partnership Interest.” The General Partner may not make any transfer or withdrawal of its contribution to the Partnership while it is General Partner which would reduce its percentage interest in the Partnership to less than such required interest in the Partnership. Any withdrawal of any such excess interest by the General Partner may be made only upon not less than 30 days’ notice to the Limited Partners prior to the end of a fiscal quarter.

Interests in the Partnership, other than those of the General Partner, shall be evidenced by “Units of Limited Partnership Interest” which the General Partner on behalf of the Partnership shall, in accordance with the private placement offering document and disclosure memorandum (“Memorandum”), sell to persons desiring to become Limited Partners. For each Unit of Limited Partnership Interest purchased prior to the commencement of trading operations, a Limited Partner shall contribute $1,000 to the capital of the Partnership. For any Unit (or partial unit rounded to four decimal places) of Limited Partnership Interest purchased thereafter, a Limited Partner shall contribute to the capital of the Partnership an amount equal to the Net Asset Value of a Unit (or partial unit, as the case may be) of Limited Partnership Interest as of the close of business on the day preceding the effective date of such purchase, and shall pay in addition any selling commission which must be paid with respect to such purchase. For purposes of such purchases, any accrued liability for reimbursement of offering and organizational expenses will not reduce Net Asset Value per Unit. The aggregate of all contributions shall be available to the Partnership to carry on its business, and no interest shall be paid on any such contribution. The General Partner may, in its discretion, split the Units at any time, provided that any such action will not adversely affect the capital account of any limited partner. All subscriptions for Units of Limited Partnership Interest made pursuant to this private placement of Units of Limited Partnership Interest (the “Private Placement”) must be on the form provided in the Memorandum.  All subscribers who have been accepted by the General Partner shall be deemed admitted as Limited Partners at the time they are reflected as such in the books and records of the Partnership.

7. Allocation of Profits and Losses.

(a) Capital Accounts.  A capital account shall be established for each Partner. The initial balance of each Partner’s capital account shall be the amount of his initial capital contribution to the Partnership.

(b) Allocations.  As of the close of business on the last day of each month during each fiscal year of the Partnership, the following determinations and allocations shall be made:

(1) The Net Assets of the Partnership (as defined in Paragraph 7(d)(1)) before any management and incentive fees payable by the Partnership as of such date shall be determined.

(2) Monthly management fees, if any, payable by the Partnership as of such date shall then be charged against Net Assets.

(3) Incentive fees, if any, shall then be charged against Net Assets.

(4) Any increase or decrease in Net Assets as of the end of the month (after the adjustments in subparagraphs (2) and (3) above) shall then be credited or charged to the capital accounts of each Partner in the ratio that the balance of each account bears to the balance of all accounts.

(5) The amount of any distribution to a Partner, any amount paid to a Limited Partner on redemption of Units of Limited Partnership Interest, and any amount paid to the General Partner on redemption of Units of General Partnership Interest, shall be charged to that Partner’s capital account.

(c) Allocation of Profit and Loss for Federal Income Tax Purposes.  The Partnership’s realized capital gain or loss and ordinary income or loss shall be allocated among the Partners in the ratio that each Partner’s capital account bears to all Partners’ capital accounts. Any Partner who redeems Units of Limited or General Partnership Interest during any fiscal year will be allocated his proportionate share of the capital gain or loss and ordinary income or loss realized by the Partnership during the period that such Units of Limited or General Partnership Interest were owned by such Partner, based on the ratio that the capital accounts allocable to such acquired or redeemed Units of Limited or General Partnership Interest bear to the capital accounts allocable to all Partners’ Units of Limited or General Partnership Interest for such period. Any Partner who transfers or assigns Units of Limited or General Partnership Interest during any fiscal year shall be allocated his proportionate share of the capital gain or loss and ordinary income or loss realized by the Partnership through the end of the month in which notice of such transfer or assignment is given to the General Partner in accordance with Paragraph 10(b) hereof, and the transferee or assignee of such Units shall be allocated his proportionate share of the capital gain or loss and ordinary income or loss realized by the Partnership commencing with the month next succeeding the month in which notice of transfer or assignment is given. The method of allocating gains and losses for tax purposes may be changed by the General Partner upon receipt of advice from counsel to the Partnership that such change is required by applicable law or regulations.

(d)	Definitions:

(1) Net Assets.  Net Assets of the Partnership shall mean the total assets of the Partnership including all cash, plus Treasury bills at market, accrued interest, and the market value of all open commodity positions maintained by the Partnership, less brokerage charges accrued and less all other liabilities of the Partnership, determined in accordance with generally accepted accounting principles under the accrual basis of accounting.

(2) Net Asset Value per Unit.  The Net Asset Value of each Unit of Limited Partnership Interest and each Unit of General Partnership Interest shall be determined by dividing the Net Assets of the Partnership by the aggregate number of Units of Limited and General Partnership Interest outstanding.

(3) Capital Contributions.  Capital contributions shall mean the total investment in the Partnership by a Partner or by all Partners, as the case may be.

(4) New Trading Profits.  The excess, if any, of Net Assets managed by the advisor at the end of the fiscal quarter over Net Assets managed by the advisor at the end of the highest previous fiscal quarter of the Partnership since its inception or Net Assets allocated to the advisor at the date trading commences by the advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal quarter decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal quarter, whether the assets are held separately or in margin accounts.

(5) Organizational and Offering Expenses.  Organizational and offering expenses shall mean all expenses incurred by the Partnership in connection with and in preparing and distributing offering materials, including but not limited to, expenses for printing and mailing and expenses of qualification of the sale of its Units of Limited Partnership Interest under federal and/or state law, including taxes and fees, accountants’ and attorneys’ fees.

(6) Valuation Date.  The date as of which the Net Assets of the Partnership are determined.

(7) Advisor.  Any person who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of commodity contracts or commodity options.

(8) Commodity Contract.  A contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

(9) Pyramiding.  A method of using all or a part of an unrealized profit in a commodity contract position to provide margin for any additional commodity contracts of the same or related commodities.

(e) Expenses and Limitation Thereof.  Subject to the limitations set forth below in this Paragraph 7(e), the Partnership shall bear all commodity brokerage fees and shall be obligated to pay all liabilities incurred by it, including, without limitation, all expenses incurred in connection with its trading activities, and any management and incentive fees. The General Partner shall bear all other operating expenses except legal, accounting, filing, data processing and reporting fees and extraordinary expenses. Appropriate reserves may be created, accrued and charged against Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner. The aggregate annual expenses of every character paid or incurred by the Partnership, including management fees, advisory fees and all other fees, except for incentive fees, commodity brokerage commissions, the actual cost of legal and audit services and extraordinary expenses, when added to the customary and routine administrative expenses of the Partnership, shall in no event exceed, on an annual basis, ½ of 1% of Net Assets per month. For the purpose of this limitation, customary and routine administrative expenses shall include all expenses of the Partnership other than commodity brokerage commissions, incentive fees, the actual cost of legal and audit services and extraordinary expenses. All expenses of the Partnership shall be billed directly to and paid by the Partnership. If necessary, the General Partner will reimburse the Partnership, no less frequently than quarterly, for the amount by which aggregate fees and expenses exceed, on an annual basis, ½ of 1% of Net Assets per month. Reimbursements to the General Partner or its affiliates shall not be allowed, except for reimbursement of actual cost of legal and audit services used for or by the Partnership and charges incidental to trading. Expenses incurred by the General Partner in connection with administration of the Partnership including but not limited to salaries, rent, travel expenses and such other items generally falling under the category of overhead, shall not be charged to the Partnership. In no event will organizational and offering expenses exceed 15% of the Partners’ initial capital contributions. For this purpose, organizational and offering expenses include interest on loans from the General Partner to the Partnership for payment of organizational and offering expenses, if any.

(f)	Limited Liability of Limited Partners:

(1) Each Unit of Limited Partnership Interest, when purchased by a Limited Partner, subject to the qualifications set forth below, shall be fully paid and non-assessable.

(2) A Limited Partner will have no liability in excess of his obligation to make contributions to the capital of the Partnership and his share of the Partnership’s assets and undistributed profits, subject to the qualifications provided in New York law.

(g) Return of Limited Partner’s Capital Contribution.  Except to the extent that a Limited Partner shall have the right to withdraw capital through redemption of Units of Limited Partnership Interest or shall be entitled to distributions in accordance with the terms of this Agreement, no Limited Partner shall have any right to demand the return of his capital contribution or any profits added thereto, except upon dissolution of the Partnership. In no event shall a Limited Partner be entitled to demand and receive property other than cash.

(h) Distributions.  The General Partner shall have sole discretion in determining what distributions (other than on redemption of Units of Limited Partnership Interest), if any, the Partnership will make to its Partners. Distributions shall be pro rata in accordance with the respective capital accounts of the Partners.

8.	Management of the Partnership.

Except as hereinafter provided, the General Partner, to the exclusion of all Limited Partners, shall conduct, manage and control the business of the Partnership including, without limitation, the investment of the funds of the Partnership. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership. The Partnership shall not permit the limited partners to contract away the fiduciary obligation owed to the limited partners by the General Partner under common law. Except as provided herein, no Partner shall be entitled to any salary, draw or other compensation from the Partnership. Each Limited Partner hereby undertakes to advise the General Partner of such additional information as may be deemed by the General Partner to be required or appropriate to open and maintain an account or accounts with commodity brokerage firms for the purpose of trading in commodity contracts.

The General Partner may delegate its responsibility, in whole or in part, for the investment of the Partnership’s assets to one or more qualified trading advisors and may delegate trading discretion to such persons. If the General Partner decides to direct trading for the Partnership itself, the General Partner may nonetheless render advisory services to other clients or accounts and may use the same trading strategies which are utilized in managing the Partnership’s investments. However, the General Partner agrees and represents that any such other services will not affect its capacity to continue to render services to the Partnership of the quality and nature contemplated by this Agreement. If the General Partner determines to delegate its responsibility for trading decisions to one or more trading advisors, it may negotiate and enter into one or more management agreements with the advisor(s) on behalf of the Partnership, including a management agreement under which the General Partner is one of the advisors. Any such agreement could obligate the Partnership to pay management and incentive fees to the advisors in amounts determined by the General Partner acting in the best interests of the Partnership; provided, however, that such fees will in no event exceed those permitted under NASAA Guidelines for the Registration of Commodity Pools (the “Guidelines”) and that neither the General Partner nor any affiliate of the General Partner shall receive an incentive fee in excess of 15% of New Trading Profits or a management fee if it or any of its affiliates receives any portion of the brokerage commissions paid by the Partnership. Specifically, except to the extent permitted by future changes to the Guidelines, incentive fees paid by the Partnership to an advisor shall never exceed 15%, increased by an additional 2% for each 1% by which the Partnership’s aggregate annual expenses are reduced below 6% annually, of New Trading Profits, calculated not more often than quarterly on the Valuation Date, over the highest previous Valuation Date.

The General Partner shall monitor the trading and performance of any trading advisor for the Partnership and shall not permit the “churning” of the Partnership’s account. The General Partner shall calculate the Net Assets of the Partnership daily and shall make available, upon the request of a Limited Partner, the Net Asset Value of a Unit of Limited Partnership Interest. The Partnership shall seek the best price and services available in its commodity futures brokerage transactions. The Partnership may not enter into an exclusive brokerage contract. The General Partner is authorized to enter into the Customer Agreement with Citigroup Global Markets Inc. (“CGMI”) and to negotiate Customer Agreements in the future on these or other terms. Any interest or other income derived from any portion of the Partnership’s assets whether held in the Partnership’s margin account or otherwise shall accrue solely to the benefit of the Partnership except as otherwise provided in the Guidelines. Neither the General Partner nor any affiliate of the General Partner shall directly or indirectly pay or award any commissions or other compensation to any person engaged to sell Units of Limited Partnership Interests or to give investment advice to a potential Limited Partner, provided, however, that neither the General Partner nor any affiliate of the General Partner is prohibited from paying to a registered broker-dealer or other properly licensed person a normal sales commission, including trail commissions, for selling Units of Limited Partnership Interests. The General Partner may take such other actions as it deems necessary or desirable to manage the business of the Partnership including, but not limited to, the following: opening bank accounts with state or national banks; paying, or authorizing the payment of, distributions to the Partners and expenses of the Partnership, such as management fees, brokerage commissions or fees, legal and accounting fees, printing and reporting fees, and registration and other fees of governmental agencies; and investing or directing the investment of funds of the Partnership not being utilized as margin deposits. Only those goods and services enumerated in the Limited Partnership Agreement will be those provided by the General Partner to the Partnership. Except as provided in the Memorandum, the General Partner shall not take any action with respect to the assets or property of the Partnership which does not benefit the Partnership.

The General Partner shall review, not less often than annually and to the extent practicable, the brokerage rates charged to public commodity pools which are comparable to the Partnership to determine that the brokerage fees being paid by the Partnership are competitive with such other rates. The General Partner may in its discretion, acting in the best interests of the Partnership, negotiate with CGMI to amend the Customer Agreement so that the Partnership is charged brokerage commissions on a round-turn basis instead of the monthly fee initially contemplated; provided that the commission rate agreed to is comparable to rates charged to comparable public commodity pools and further provided that such commissions, including pit brokerage fees will not exceed the limitation set forth in the Guidelines.

The General Partner shall maintain a list of the names and addresses of, and interests owned by, all Partners, a copy of which shall be furnished to Limited Partners upon request either in person or by mail and upon payment of the cost of reproduction and mailing, and such other books and records relating to the business of the Partnership at the principal office of the Partnership. The General Partner shall retain such records for a period of not less than six years. The Limited Partners shall be given reasonable access to the books and records of the Partnership.

Except as provided herein and in the Memorandum, the Partnership shall not enter into any contract with the General Partner or any of its affiliates or with any trading advisor which has a term of more than one year. The Partnership shall make no loans. Assets of the Partnership will not be commingled with assets of any other entity. Deposit of assets with a commodity broker or dealer shall not constitute commingling. Except as provided herein and in the Memorandum, no person may receive, directly or indirectly, any Net Asset fee for investment advice or management who shares or participates in any commodity brokerage commissions or fees from transactions for the Partnership; no broker (including the General Partner and its affiliates) may pay, directly or indirectly, rebates or give ups to any trading advisor; and such prohibitions shall not be circumvented by any reciprocal business arrangements. On loans made available to the Partnership by the General Partner or any of its affiliates, the lender may not receive interest in excess of its interest costs, nor may the lender receive interest in excess of the amounts which would be charged the Partnership (without reference to the lender’s financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose and the lender shall not receive points or other financing charges or fees regardless of the amounts.

Subject to Paragraph 5 hereof, the General Partner may engage in other business activities and shall not be required to refrain from any other activity nor disgorge any profits from any such activity, whether as general partner of additional partnerships for investment in commodity futures contracts or otherwise. The General Partner may engage and compensate (consistent with the Guidelines) on behalf of the Partnership from funds of the Partnership, such persons, firms or corporations, including any affiliated person or entity, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership.

No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority.

9. Audits and Reports to Limited Partners.

The Partnership books and records shall be audited annually by independent accountants. The Partnership will cause each Partner to receive (i) within 90 days after the close of each fiscal year, audited financial statements including a balance sheet and statements of income and partners’ equity for the fiscal year then ended, and (ii) within 75 days after the close of each fiscal year, such tax information as is necessary for him to complete his federal income tax return. In addition, within 30 days of the end of each month the Partnership will provide each Limited Partner with reports showing Net Assets and Net Asset Value per Unit of Limited and General Partnership Interest as of the end of such month, as well as information relating to the advisory and brokerage fees and other expenses incurred by the Partnership during such month. Both annual and monthly reports shall include such additional information as the Commodity Futures Trading Commission (“CFTC”) may require under the Commodity Exchange Act to be given to participants in commodity pools such as the Partnership. The General Partner shall calculate the Net Asset Value per Unit of Limited and General Partnership Interest daily and shall make such information available upon the request of a Limited Partner for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership. The General Partner will submit to state securities law administrators any information which such administrators require to be filed, including, but not limited to, copies of the annual and monthly reports to be provided to Limited Partners.

In addition, if any of the following events occur, notice of such event shall be mailed to each Limited Partner within seven business days of the occurrence of the event: (i) a decrease in the Net Asset Value of a Unit of Limited Partnership Interest to 50% or less of the Net Asset Value most recently reported; (ii) a decrease in assets maintained in cash to 50% or less of the amount most recently reported; (iii) any material change in contracts with advisors including any change in advisors or any modification in connection with the method of calculating the incentive fee; (iv) any change in commodity brokers or any change to payment or brokerage commissions on a round turn basis; (v) any change in the General Partner; or (vi) any material change in the Partnership’s trading policies or in any advisor’s trading strategies; and (vii) any other material change affecting the compensation of any party. Any notice sent pursuant to this paragraph will include a description of the Limited Partners’ voting rights and/or redemption rights under this Agreement. In the event of a change to payment of brokerage commissions on a round-turn basis, each Limited Partner will be notified and permitted to redeem his Units prior to the effective date of such change.

10. Transfer and Redemption of Units.

(a) Initial Limited Partner.  The Initial Agreement allowed the Initial Limited Partner to redeem his Unit of Limited Partnership Interest for $1,000 and withdraw from the Partnership.

(b) Transfer.  Each Limited Partner expressly agrees that he will not assign, transfer or dispose of, by gift or otherwise, any of his Units of Limited Partnership interest or any part or all of his right, title and interest in the capital or profits of the Partnership without giving written notice of the assignment, transfer or disposition to the General Partner and that no assignment, transfer or disposition shall be effective against the Partnership or the General Partner until the first day of the month next succeeding the month in which the General Partner receives the written notice described below. Any assignment, transfer or disposition by an assignee of Units of Limited Partnership Interest of his interest in the capital or profits of the Partnership shall not be effective against the Partnership or the General Partner until the first day of the month next succeeding the month in which the General Partner receives the written notice described below.

If the General Partner receives an opinion of counsel to the effect that a transfer should be prohibited in order to protect against treatment as a publicly traded partnership, such transfer shall be prohibited. Upon advice of counsel, the General Partner shall eliminate or modify any restrictions on substitutions or assignment at such time as the restriction is no longer necessary. If an assignment, transfer or disposition occurs by reason of the death of a Limited Partner or assignee, such written notice may be given by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General Partner. The written notice required by this paragraph shall specify the name and residence address of the assignee, the date of assignment, shall include a statement by the assignee that he agrees to give the above-described written notice to the General Partner upon any subsequent assignment, and shall be signed by the assignor and assignee. The General Partner may, in its sole discretion, waive receipt of the above-described notice or waive any defect therein. Any such assignee shall become a substituted Limited Partner only upon the consent of the General Partner (which consent may only be withheld for the purpose of preserving the Partnership’s tax status or to avoid adverse legal consequences to the Partnership), upon the execution of a Power of Attorney by such assignee appointing the General Partner as his attorney-in-fact in the form contained in paragraph 13 hereof. The estate or any beneficiary of a deceased Limited Partner or assignee shall have no right to withdraw any capital or profits from the Partnership except by redemption of Units of Limited Partnership Interest. Upon the death of a Limited Partner, his estate shall have any rights of inventory, accounting, appraisal or examination of Partnership records as are granted by law. A substituted Limited Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a Limited Partner of the Partnership. A substituted Limited Partner is also liable for the obligations of his assignor to make contributions to the Partnership, but shall not be liable for the obligations of his assignor under the Partnership Act to return distributions received by the assignor, provided, however, that a substituted Limited Partner shall not be obligated for liabilities unknown to him at the time he became a substituted Limited Partner and which could not be ascertained from this Agreement. Each Limited Partner agrees that with the consent of the General Partner any assignee may become a substituted Limited Partner without the further act or approval of any Limited Partner. If the General Partner withholds consent, an assignee shall not become a substituted Limited Partner and shall not have any of the rights of a Limited Partner except that the assignee shall be entitled to receive that share of capital or profits and shall have that right of redemption to which his assignor would otherwise have been entitled. An assigning Limited Partner shall remain liable to the Partnership as provided in the Partnership Act, regardless of whether his assignee becomes a substituted Limited Partner. The transfer of Units of Limited Partnership Interest shall be subject to all applicable securities laws. The transferor or assignor shall bear the cost related to such transfer or assignment. Certificates representing Units of Limited Partnership Interest may bear appropriate legends to the foregoing effect. Except for transfers by gift, inheritance, intrafamily transfers, family dissolutions and transfers to affiliates, no transfer may be made that results in either the transferor or the transferee holding fewer than three Units.

(c) Redemption.  A Limited Partner (or any assignee thereof) may withdraw some or all of his capital contribution and undistributed profits, if any, from the Partnership in multiples of the Net Asset Value of a Unit of Limited Partnership Interest (such withdrawal being herein referred to as “redemption”) as of the last day of a calendar month (the “Redemption Date”) after a request for redemption has been made to the General Partner; provided, that all liabilities, contingent or otherwise, of the Partnership, except any liability to Partners on account of their capital contributions, have been paid or there remains property of the Partnership sufficient to pay them. For the purpose of a redemption, any accrued liability for reimbursement of offering and organizational expenses will not reduce Net Asset Value per Unit. Interest earned by the Partnership will be used to reimburse the General Partner for its initial payment of such expenses. As used herein, “request for redemption” shall mean a written or oral request in a form specified by the General Partner and received by the General Partner at least three business days in advance of the Redemption Date. The General Partner, in its discretion, may waive the three business day notice requirement.  No partial redemptions are permitted if after giving effect to the redemption a Limited Partner would own fewer than three Units. Upon redemption a Limited Partner (or any assignee thereof) shall receive, per Unit of Limited Partnership Interest redeemed, an amount equal to the Net Asset Value of a Unit of Limited Partnership Interest as of the Redemption Date, less any amount owing by such Partner (and his assignee, if any) to the Partnership. If redemption is requested by an assignee, all amounts owed by the Partner to whom such Unit of Limited Partnership Interest was sold by the Partnership as well as all amounts owed by all assignees of such Unit of Limited Partnership Interest shall be deducted from the Net Asset Value of such Unit of Limited Partnership Interest upon redemption by an assignee. Payment will be made within 10 business days after the Redemption Date. The General Partner may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner, and may, in its discretion, in a particular case, permit redemptions before the end of any applicable holding period, partial redemptions, or at times other than month end.

The General Partner may, in its sole discretion and upon notice to the Limited Partners, declare a special redemption date on which Limited Partners may redeem their Units at Net Asset Value, provided that the Limited Partner submits a request for redemption in a form acceptable to the General Partner. The General Partner shall declare such a special redemption date whenever the Partnership experiences a decline in net asset value per unit as of the close of business on any business day to less than 50% of the net asset value per unit on the last valuation date. The Partnership shall suspend trading during such special redemption period.

11. Private Placement of Units of Limited Partnership Interest.

The General Partner on behalf of the Partnership shall (i) cause to be filed a Private Placement Offering Memorandum and Disclosure Document, and such amendments thereto as the General Partner deems advisable, with the CFTC and/or National Futures Association for the private placement of the Units of Limited Partnership Interest, and (ii) qualify the Units of Limited Partnership Interest for sale under the securities laws of such States of the United States or foreign countries as the General Partner shall deem advisable.

The General Partner may make such other arrangements for the sale of the Units of Limited Partnership Interest as it deems appropriate, including, without limitation, the execution on behalf of the Partnership of a selling agreement with CGMI as an agent of the Partnership for the offer and sale of the Units of Limited Partnership Interest as contemplated in the Memorandum.

12. Admission of Additional Partners.

After the Private Placement of the Units of Limited Partnership Interest has been terminated by the General Partner, no additional General Partners will be admitted to the Partnership except as described in Paragraph 17(c). The General Partner may take such actions as may be necessary or appropriate at any time to offer new Units or partial Units and to admit new Limited Partners to the Partnership. Any new Limited Partners accepted by the General Partner shall be deemed admitted as Limited Partners at the time they are reflected as such on the books and records of the Partnership.

13. Special Power of Attorney.

Each Limited Partner does irrevocably constitute and appoint the General Partner and each other person or entity that shall after the date of this Agreement become a general partner of the Partnership with the power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to, file and record in his behalf in the appropriate public offices and publish (i) this Agreement and Certificate of Limited Partnership including amendments and/or restatements thereto; (ii) all instruments which the General Partner deems necessary or appropriate to reflect any amendment, change or modification of the Partnership in accordance with the terms of this Agreement; (iii) Certificates of Assumed Name; and (iv) Customer Agreements with CGMI or other commodity brokerage firms. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive and not be affected by the subsequent incapacity, disability or death of a Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto, acting in good faith pursuant to such Power of Attorney; provided, however, that the action taken was determined to be in the best interest of the Partnership and did not constitute negligence or misconduct of the General Partner or any successor thereto. In the event of any conflict between this Agreement and any instruments filed by such attorney pursuant to the Power of Attorney granted in this Paragraph, this Agreement shall control.

14. Withdrawal of a Partner.

The Partnership shall be dissolved and its affairs wound up upon the assignment by the General Partner of all of its interest in the Partnership, withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the Partnership Act (unless the Partnership is continued pursuant to Paragraph 17). The General Partner shall not withdraw from the Partnership without giving the Limited Partners one hundred twenty (120) days’ prior written notice. The death, incompetency, withdrawal, insolvency or dissolution of a Limited Partner shall not (in and of itself) dissolve the Partnership, and such Limited Partner, his estate, custodian or personal representative shall have no right to withdraw or value such Limited Partner’s interest in the Partnership except as provided in Paragraph 10 hereof. Each Limited Partner (and any assignee of such Partner’s interest) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to an audit; provided, however, that this waiver in no way limits the rights of the Limited Partners or their representatives to have access to the Partnership’s books and records as described in Paragraph 8 hereof.

If a General Partner withdraws as general partner and the Limited Partners elect to continue the Partnership, the withdrawing General Partner shall pay all expenses incurred as a result of its withdrawal. If the Partnership is continued pursuant to Paragraph 17, the General Partner will be responsible for all expenses resulting from its withdrawal or removal as a general partner. In the event of removal or withdrawal of the General Partner, the General Partner is entitled to a redemption of its interest in the Partnership at its Net Asset Value on the next Redemption Date following the date of General Partner removal or withdrawal.

15. No Personal Liability for Return of Capital.

The General Partner, subject to paragraph 16 hereof, shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

16. Indemnification.

(a) The General Partner and its Affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner determined in good faith that the course of conduct which caused the loss or liability was in the best interest of the Partnership, the General Partner (or its affiliate) was acting on behalf of or performing services for the Partnership and such loss or liability was not the result of negligence or misconduct of the General Partner or its Affiliates. The General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgment, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the General Partner shall have determined in good faith that such course of conduct was in the best interests of the Partnership and such loss or liability was not the result of negligence or misconduct on the part of the General Partner or its Affiliates.

(b) Notwithstanding (a) above, the General Partner and its Affiliates and any person acting as a Broker-Dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws.

(c) The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.

(d) For purposes of this Paragraph 16, the term “Affiliates” shall mean (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such person; (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such person; (c) any person, directly or indirectly, controlling, controlled by, or under common control of such person; (d) any officer, director or partner of such person; or (e) if such person is an officer, director or partner, any person for which such person acts in such capacity.

(e) The provision of advances from Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the General Partner or its Affiliates is prohibited.

(f) Indemnification under this Agreement is recoverable from the assets of the Partnership and not from the Limited Partners.

17. Amendments; Meetings.

(a) Amendments with Consent of the General Partner.  If at any time during the term of the Partnership the General Partner shall deem it necessary or desirable to amend this Agreement (including the Partnership’s basic investment policies set forth in paragraph 3(b) hereof) such amendment shall be effective only if approved in writing by the General Partner and by Limited Partners owning more than 50% of the Units of Limited Partnership Interest then outstanding and if made in accordance with the Partnership Act. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement. The General Partner may amend this Limited Partnership Agreement without the consent of the Limited Partners in order to (i) clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Limited Partnership Agreement and the Memorandum); (ii) delete or add any provision of or to the Limited Partnership Agreement required to be deleted or added by the staff of any federal or state agency; or (iii) make any amendment to the Limited Partnership Agreement which the General Partner deems advisable (including but not limited to amendments necessary to effect the allocations proposed herein or to change the name of the Partnership) provided that such amendment is not adverse to the Limited Partners, or is required by law.

(b) Meetings.  Upon receipt of a written request, signed by Limited Partners owning at least 10% of the Units of Limited Partnership Interest then outstanding, delivered in person or by certified mail that a meeting of the Partnership be called to vote upon any matter which the Limited Partners may vote upon pursuant to this Agreement, the General Partner shall, by written notice, either in person or by certified mail, to each Limited Partner of record mailed within fifteen days after receipt of such request, call a meeting of the Partnership. Such meeting shall be held at least thirty but not more than sixty days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting.

(c) Amendments and Actions without Consent of the General Partner.  At any meeting called pursuant to Paragraph 17(b), upon the approval by an affirmative vote (which may be in person or by proxy) of Limited Partners owning more than 50% of the outstanding Units of Limited Partnership Interest, the following actions may be taken: (i) this Agreement may be amended in accordance with the Partnership Act; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and a new general partner may be admitted immediately prior to the removal of the General Partner provided that the new general partner of the Partnership shall continue the business of the Partnership without dissolution; (iv) if the General Partner elects to withdraw from the Partnership a new general partner or general partners may be admitted immediately prior to withdrawal of the General Partner provided that the new general partner of the Partnership shall continue the business of the Partnership without dissolution; (v) any contracts with the General Partner, any of its affiliates or any commodity trading advisor to the Partnership may be terminated on sixty days’ notice without penalty; and (vi) the sale of all the assets of the Partnership may be approved.

(d) Continuation.  Upon the assignment by the General Partner of all of its interest in the Partnership, the withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the Partnership Act, the Partnership is not dissolved and is not required to be wound up by reason of such event if, within 90 days after such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor General Partner. In the event of the withdrawal by the General Partner and the continuation of the Partnership pursuant to this paragraph, the General Partner shall pay all expenses incurred as a result of its withdrawal.

18. Governing Law.

The validity and construction of this Agreement shall be governed by and construed in accordance with the laws of the State of New York including, specifically, the New York Revised Uniform Partnership Act, as amended (without regard to its choice of law principles); provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 18.

19. Miscellaneous.

(a) Priority among Limited Partners.  No Limited Partner shall be entitled to any priority or preference over any other Limited Partner with regard to the return of contributions of capital or to the distribution of any profits or otherwise in the affairs of the Partnership.

(b) Notices.  All notices under this Agreement, other than reports by the General Partner to the Limited Partners, shall be in writing and shall be effective upon personal delivery, or, if sent by registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail. Reports by the General Partner to the Limited Partners shall be in writing and shall be sent by email or first class mail to the last known address of each Limited Partner.

(c) Binding Effect.  This Agreement shall inure to and be binding upon all the parties, their successors, permitted assigns, custodians, estates, heirs and personal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby, including all rights which they may have under Paragraph 17 hereof.

(d) Captions. Captions in no way define, limit, extend or describe the scope of this Agreement nor the effect of any of its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

General Partner:

CERES MANAGED FUTURES LLC

By: _________________________
Walter Davis
President and Director

Limited Partners:
All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner

By: CERES MANAGED FUTURES LLC
Attorney-in-Fact

By: ___________________________
Walter Davis
       President and Director